EXHIBIT 10.2

MARKET STOCK UNIT AGREEMENT

THIS MARKET STOCK UNIT AGREEMENT (this “Agreement”), dated as of ________, 201__, is between HSN, Inc., a Delaware corporation (the “Company”), and ____________ (the “Grantee”).

1.    Award and Vesting of Target MSUs

(a)Subject to the terms, definitions and provisions of this Agreement and the Company’s Second Amended and Restated 2008 Stock and Annual Incentive Plan, as amended (the “Plan”), the Company hereby grants to the Grantee the number of Market Stock Units set forth in the Summary of Award as the Target MSUs. Your Summary of Award that was delivered simultaneously with this Agreement sets forth the Target MSUs granted to you by the Company and the Grant Date (among other information), and is hereby incorporated by reference to, and shall be read as part and parcel of, this Agreement. Any defined terms not defined in this Agreement or the Summary of Award shall have the meanings ascribed to it in the Plan, and to the extent there is any inconsistency between definitions in the Plan or this Agreement, then the definition in this Agreement shall apply.

(b)Subject to the terms and conditions of this Agreement and the provisions of the Plan, one-half of the Target MSUs shall be eligible to vest and no longer be subject to any restriction on each of the____ and ____ anniversary of the Grant Date (in each case, a “Vest Date”); provided, however, that except as set forth in Section 5 below all of the Target MSUs will be forfeited unless ________________________________________________. The actual number of Target MSUs that vest on each Vest Date is determined under Section 2(a).

(c)Notwithstanding the provisions of Section 1(b) and except as provided in Sections 5 and 6 of this Agreement, in the event of termination of the Grantee’s service with the Company during the Vesting Schedule for any reason, all remaining unvested Target MSUs shall be forfeited by the Grantee and canceled in their entirety effective immediately upon such termination.

(d)Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Company or any of its affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Grantee’s service at any time, with or without cause.

2.	Vesting and Settlement of Target MSUs

(a)The actual number of Target MSUs that vest shall be determined and settled in accordance with the following payment schedule:

i.	____________, with respect to the Target MSUs that vest on the first Vest Date; and

ii.	____________, with respect to the Target MSUs that vest on the second Vest Date.

The number of Target MSUs that vest on each of the Vest Dates shall be determined in accordance with the following formula: (i) one-half of the Target MSUs multiplied by (ii) the Vest Date Fair Market Value divided by the Grant Date Fair Market Value, up to a maximum of 200% of the applicable number of Target MSUs. Notwithstanding the formula in the preceding sentence, no Target MSUs will vest on the applicable Vest Date if the Vest Date Fair Market Value is less than ____________ of the Grant Date Fair Market Value, in which case, the MSUs that would otherwise vest on such Vest Date shall be automatically forfeited and cancelled. The Company will issue to the Grantee a number of shares of Common Stock equal to the number of Target MSUs that vest on each Vest Date, net of any withholding taxes in accordance with the Company’s normal practices.

For purposes of this Agreement, the following defined terms shall apply:

“Grant Date Fair Market Value” means the average closing price of the Common Stock as reported by the Applicable Exchange for the 20 trading days ending on the Grant Date.

“Vest Date Fair Market Value” means the average closing price of the Common Stock as reported by the Applicable Exchange for the 20 trading days ending on the Vest Date.

(b)Subject to Section 14(d) of the Plan (pertaining to the withholding of taxes), for each Target MSU that vests and is settled pursuant to this Section 2, the Company shall (i) if the Grantee is employed within the United States, issue (either in book-entry form or otherwise) one share of Common Stock for each such Target MSU vesting at such time and cause to be delivered to the Grantee one or more unlegended, freely-transferable stock certificates in respect of such shares issued upon settlement of the vested Target MSUs or (ii) if the Grantee is employed outside the United States, pay, or cause to be paid, to the Grantee an amount of cash, at the Company’s option, equal to the Fair Market Value of one share of Common Stock for each Target MSU vesting at such time. Notwithstanding the foregoing, the Company shall be entitled to hold the shares or cash issuable upon settlement of Target MSUs that have vested until the Company or the agent selected by the Company to manage the Plan under which the MSUs have been issued (the “Agent”) shall have received from the Grantee a duly executed Form W-9 or W-8, as applicable.

3.	Non-Transferability of Target MSUs

During the Vesting Schedule and until such time as the Target MSUs are ultimately vested and settled as provided in Section 2 above, the Target MSUs shall not be transferable by the Grantee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.    Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, the Grantee shall not be entitled to any rights of a stockholder with respect to the Target MSUs. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Section 5.

5.	Effect of Corporate Capitalization or Change in Control

(a)In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including any extraordinary cash or stock dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the number and kind of Target MSUs and the shares underlying such Target MSUs shall be equitably adjusted by the Committee (including, in its discretion, providing for other property to be held as restricted property) as it may deem appropriate in its sole discretion in order to preserve, or to prevent enlargement of, the benefits and potential benefits made available pursuant to this Agreement. The determination of the Committee regarding any such adjustment will be final and conclusive.

(b)In the event of a Change in Control of the Company and the Award is assumed on equivalent terms (and regardless of the HSN, Inc. _______________ if the Change in Control occurs prior to the end of the ______ fiscal year), then this Award shall be converted into the right to receive time-based restricted stock units (with the Vest Dates and settlement as described in Section 1(b) and the first sentence of Section 2(b) above) and the number of restricted stock units shall be calculated in accordance with the following formula: (i) the number of Target MSUs multiplied by (ii) the price per share of Common Stock paid by the acquirer in the Change in Control transaction (the “Per Share Purchase Price”) divided by the Grant Date Fair Market Value. The Committee shall determine the Per Share Purchase Price and such determination of the Committee shall be final and conclusive.

(c)In the event of a Change in Control of the Company and the Award is not assumed on equivalent terms (and regardless of the HSN, Inc. __________ if the Change in Control occurs prior to the end of the ____ fiscal year), then as of the closing date of the Change in Control transaction, this Award shall be converted into the right to receive a cash payment equal to the Fair Market Value of the shares of Common Stock calculated in accordance with the following formula: (i) the number of Target MSUs multiplied by (ii) the Per Share Purchase price divided by the Grant Date Fair Market Value. The Committee shall determine the Per Share Purchase Price and such determination of the Committee shall be final and conclusive. The cash payment shall be made to Grantee within ten (10) business days of the closing date of the Change in Control transaction.

(d)With respect to the awards evidenced by this Agreement, subject to paragraph (e) of Section 10 of the Plan, notwithstanding any provision of the Plan to the contrary (and regardless of the HSN, Inc. _______________ if the Change in Control occurs prior to the end of the ______ fiscal year), upon Grantee’s Termination of Employment by the Company during the 90-day period preceding the consummation of a Change-in-Control, or during the one-year period following a Change in Control, for other than Cause or Disability or by the Grantee for Good Reason, then the restricted stock units into which the Target MSUs were converted pursuant to subsection (b) above shall be fully vested and become immediately payable upon the later of Grantee’s Termination of Employment or the Change in Control, any and all restrictions and deferral limitations applicable to such securities shall lapse, and such restricted stock units outstanding as of such date of Termination of Employment which were outstanding (or would have been but for the Termination of Employment) as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable.

(e)As used in this Agreement, a “Change in Control” shall have the meaning set forth in the definition of Change in Control in the Plan, provided that, in the case of any distribution to be made to Grantee under this Agreement as a result of a Change in Control, the definition of Change in Control shall be modified as follows:

(i) clause (ii) of the definition shall only apply if a majority of the Incumbent Directors are replaced during any 12-month period (subject to the other qualifications of that clause (ii));
(ii) a Business Combination shall only be deemed to have occurred if (A) substantially all of the assets of the Company have a total gross fair market value equal to 40% or more of the total gross fair market value of all of the Company’s assets, (B) the assets are not transferred to a Company stockholder or Affiliate of the Company; (C) less than 50% of the Resulting Voting Power shall reside in Outstanding Company Voting Securities retained by the Company’s stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of Outstanding Company Voting Securities and
(iii) an event described in subsection (iv) of that definition shall not constitute a Change in Control for purposes of this Agreement.

Notwithstanding the foregoing, in no event shall a Change in Control for purposes of any distribution be deemed to occur unless the event satisfies the requirements of Treasury Regulation Section 1.409A3-(i)(5).

6.	Effect of Termination of Employment

(a)    If, prior to either of the Vest Dates, there shall be a Termination of Employment of Grantee for reason of death or Disability, then subject to Section 6(d) the number of Target MSUs that vest on the date of such termination shall be calculated in accordance with the following formula: (i) the number of the completed months employed commencing on the Award Date plus twelve (12) divided by sixty (60); (ii) multiplied by the result of dividing (x) the average closing price of the Common Stock as reported by the Applicable Exchange for the 20 trading days ending on the date of Termination of Employment (the “Termination Date Fair Market Value”) by (y) the Grant Date Fair Market Value. Notwithstanding the formula in clause (ii) of the preceding sentence, (x) the multiplier shall not exceed two (2) and (y) the multiplier shall be zero if the result is less than three tenths (0.3).

(b)    If, prior to completion of either of the Vest Dates, there shall be a Termination of Employment of Grantee for reason of termination without Cause or resignation for Good Reason, then subject to Section 6(d) the number of MSUs that may vest on the date of such termination shall be calculated in accordance with the following formula: (i) the number of the completed months employed commencing on the Award Date plus twelve (12) divided by sixty (60); (ii) multiplied by the result of dividing the Termination Date Fair Market Value by the Grant Date Fair Market Value. Notwithstanding the formula in clause (ii) of the preceding sentence, (x) the multiplier shall not exceed two (2) and (y) the multiplier shall be zero if the result is less than three tenths (0.3).

(c)    If, prior to completion of either of the Vest Dates, Grantee shall cease to be employed by the Company, its Subsidiaries or Affiliates, for reason of Retirement (as defined below), then the Target MSUs shall continue to be eligible to vest through the Vest Date (subject to the requirement that the HSN, Inc. _____________________), notwithstanding the termination of employment, and, upon the Vest Date, will be settled in accordance with Section 2 above. For purposes of this Agreement, “Retirement” means the termination of employment of Grantee from active service with the Company, or Subsidiary or Affiliate provided Grantee’s completed years of service (including years of service with the Company’s predecessor) shall total 10 or more at termination of employment and provided the Company has named a non-interim successor to Grantee as Chief Executive Officer.

(d)    Notwithstanding anything to the contrary in Sections 6(a) and (b), if the Termination of Employment described therein occurs prior to the end of the HSN, Inc. ______________, no Target MSUs shall vest unless the HSN, Inc. ______________________. The vested MSUs will be settled as soon as practicable after the date of Termination of Employment, but in no event later than March 15 of the year immediately following the year that includes the date of Termination of Employment.

7.	Payment of Transfer Taxes, Fees and Other Expenses

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by Grantee in connection with the Target MSUs, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

8.	Other Restrictions

(a)    The Target MSUs shall be subject to the requirement that, if at any time the Committee shall determine that any of the following are required (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, then in any such event, the award of Target MSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b)    The Grantee acknowledges that the Grantee is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Grantee is on the Company’s insider list, the Grantee shall be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the Target MSUs, and may be prohibited from selling such shares other than during an open trading window. The Grantee further acknowledges that, in its discretion, the Company may prohibit the Grantee from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

9.    Limitation on Obligations.

The Company’s obligation with respect to the MSUs  granted hereunder is limited solely to the delivery to the Grantee of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation, except as otherwise expressly provided for herein.  This Award shall not be secured by any specific assets of the Company or any of its subsidiaries, nor shall any assets of the Company or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.

10.    No Effect on Company Actions.

Notwithstanding any term or provision hereof to the contrary, the existence of the award, or of any outstanding MSUs awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations, stock splits, stock dividends, combination of shares or other changes in the Company’s capital structure or its business, (ii) any merger, consolidation or similar transaction by or of the Company, (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the MSUs and/or that would include, have or possess other rights, benefits and/or preferences superior to those that the MSUs include, has or possesses, or any warrants, options or rights with respect to any of the foregoing, (iv) the dissolution or liquidation of the Company, (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

11.    Forfeiture and Company Right to Recover Fair Market Value of Shares Received Pursuant to MSUs

The parties acknowledge and agree that this Award shall be subject to the terms of the Company’s executive compensation recovery (or “clawback”) policy provided for in the Company’s Code of Business Conduct and Ethics, currently in place and as such policy may be amended from time to time.

12.    No Right To Employment.

Subject to the terms of any employment agreement between the Company and Grantee, the grant of this Award shall not constitute a contract of employment or confer upon Grantee any right with respect to the continuance of her employment by or other service with the Company or any subsidiary, nor shall it or they be construed as affecting the rights of the Company (or any subsidiary) to terminate the service of Grantee at any time or otherwise change the terms of such service.

13.    Compliance with Laws; Securities Law Compliance.

Upon vesting (or partial vesting) of the MSUs granted hereunder, Grantee shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue or transfer the shares of Common Stock in compliance with the provisions of applicable federal or state securities laws. No shares of Common Stock shall be issued upon vesting of an MSU granted hereunder unless and until the Company is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such MSU Shares.

14.	Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Grantee: at the address last provided by the Grantee to the Company’s Human Resources Department.

If to the Company:            HSN, Inc.
1 HSN Drive
St. Petersburg, FL 33729
Attention:  General Counsel
Facsimile:  (727) 872-1000

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 14. Notice and communications shall be effective when actually received by the addressee.  Notwithstanding the foregoing, the Grantee consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

15.	Effect of Agreement

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

16.	Laws Applicable to Construction; Consent to Jurisdiction

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement and the Summary of Award, the MSUs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the County of Pinellas, State of Florida, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Grantee hereby agrees and consents to the personal jurisdiction of said courts over the Grantee for purposes of the resolution of any and all such disputes.

17.	Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

18.	Conflicts and Interpretation

Except as set forth in the last sentence of Section 1(a) above, in the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

In the event of any (i) conflict between the Summary of Award (or any information posted on the Morgan Stanley Smith Barney Benefit Access System) and this Agreement, the Plan and/or the books and records of the Company, or (ii) ambiguity in the Summary of Award (or any information posted on the Morgan Stanley Smith Barney Benefit Access System), this Agreement, the Plan and/or the books and records of the Company, as applicable, shall control.

19.	Amendment

The Company may modify, amend or waive the terms of the Target MSU award, prospectively or retroactively, but only to reduce the rights of the Grantee and no such modification, amendment or waiver shall impair the rights of the Grantee without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

20.	Headings

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

21.	Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

22.    Data Protection

The Grantee authorizes the release from time to time to the Company (and any of its subsidiaries or affiliated companies) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  Without limiting the above, Grantee permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)).  Grantee hereby authorizes the Relevant Information to be transferred to any jurisdiction in which the Company, his or her employing company or the Agent considers appropriate.  Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

22.    Section 409A

The Parties agree that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is exempt from, or, if that is not possible, then compliant with the requirements of Internal Revenue Code Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued there under (and any applicable transition relief under Internal Revenue Code Section 409A). Nevertheless, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Grantee acknowledges that she is responsible under U.S federal income tax law for any taxes, penalties, and interest imposed due to the failure of any payments hereunder to comply with Internal Revenue Code Section 409A. Any right to a series of installment payments under this Agreement shall, for purposes of Internal Revenue Code Section 409A, be treated as a right to a series of separate payments.

Additionally, notwithstanding anything in this Agreement to the contrary, any separation payments under this Agreement (to the extent that they constitute “deferred compensation” under Internal Revenue Code Section 409A and applicable regulations), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Internal Revenue Code Section 409A and that would otherwise be payable or distributable hereunder by reason of Grantee’s termination of employment, will not be payable or distributable to Grantee by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Internal Revenue Code Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

In the event that Grantee is deemed a “specified employee” (as described in Internal Revenue Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Internal Revenue Code Section 409A and would otherwise be payable upon Grantee’s “separation from service” (as described in Internal Revenue Code Section 409A), then no such payment or benefit shall be made before the date that is six (6) months after Grantee’s “separation from service” (or, if earlier, the date of Grantee’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer. Electronic acceptance of this Agreement pursuant to the Company’s instructions to Grantee (including through an online acceptance process managed by the Agent) is acceptable.

HSN, INC.

By:
Lisa Letizio
Chief Human Resources Officer